Exhibit 10.29

NUSTAR EXCESS PENSION PLAN

As Amended and Restated Effective as of January 1, 2008

NUSTAR

EXCESS PENSION PLAN

NUSTAR EXCESS PENSION PLAN

The NuStar Excess Pension Plan, formerly known as the Valero GP, LLC Excess Pension Plan (hereinafter referred to as the “Excess Pension Plan” or the “Plan”), was established effective as of July 1, 2006 (“Effective Date”), and is hereby amended and restated effective as of January 1, 2008. The primary purpose of the Plan is to provide benefits to those employees of NuStar GP, LLC (the “Company”) and its participating affiliates whose benefits under the NuStar Pension Plan (the “Pension Plan”) and the Valero Energy Corporation Pension Plan (“VEC Pension Plan”) are subject to limitations under the Internal Revenue Code of 1986, as amended (the “Code”), or are otherwise indirectly constrained by the Code from realizing the maximum benefit available to them under the terms of the Pension Plan and the VEC Pension Plan.

The Excess Pension Plan is an “excess benefit plan” as defined under §3(36) of The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for those benefits provided in excess of Section 415 of the Code. Benefits provided as a result of other statutory limitations are limited to a select group of management or other highly compensated employees. The Excess Pension Plan is not intended to constitute either a qualified plan under the provisions of Section 401 of the Code or a funded plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan was established in connection with a spin-off from the Valero Energy Corporation Excess Pension Plan (“VEC Excess Pension Plan”) of the benefit liabilities accrued under the VEC Excess Pension Plan as of the Effective Date with respect to eligible Employees of the Company. In this connection, it is the intent of the Company that this Plan not constitute a new nonqualified deferred compensation plan, but rather merely the assumption and continuation of the VEC Excess Pension Plan, effective as of July 1, 2006, with respect to Eligible Former VEC Employees who accrued a benefit under the VEC Excess Pension Plan, and to provide benefits described therein to other Employees who became Participants hereunder after such spin-off.

The Company established the Pension Plan, effective as of July 1, 2006, to provide defined benefit pension benefits to eligible Employees of the Company, with respect to future service. Effective as of July 1, 2006, Employees of the Company ceased accruing additional benefits under the VEC Pension Plan and the VEC Excess Pension Plan. It is the intent of the Company that this Plan shall assume the liabilities of the VEC Excess Pension Plan with respect to all Eligible Former VEC Employees, and shall provide a single, nonqualified excess defined benefit for such Employees for their pre-July 1, 2006 benefit accruals under the VEC Excess Pension Plan and their post-July 1, 2006 benefit accruals under this Plan and that this Plan and the Company shall be solely liable for all benefits due such Eligible Former VEC Employees under this Plan and the VEC Excess Pension Plan.

SECTION 1. DEFINITIONS.

All defined terms used in the Pension Plan and the VEC Pension Plan, as the case may be, shall have the same meanings for purposes of this Plan except as otherwise provided below.

1.1	“Basic Plan Benefit” shall mean the sum of the monthly benefits payable from the Pension Plan and the VEC Pension Plan which:

1.1.1	In the case of an unmarried Participant, is based upon the lifetime annuities payable to such Participant pursuant to the relevant provisions of the Pension Plan and of the VEC Pension Plan; or,

1.1.2	In the case of a married Participant, is based upon the joint and survivor pensions of Equivalent Actuarial Value to the pensions otherwise payable to such Participant for life pursuant to the relevant provisions of the Pension Plan and of the VEC Pension Plan after reduction to reflect the number of months (if any) during which a pre-retirement spouse’s benefit election has been in effect.

1.2	“Change in Control” shall mean the occurrence of one or more of the following events:

1.2.1	Any one person or more than one person acting as a group (a “Group”) shall acquire (whether in one or more transactions) ownership of interests in the Company that, together with interests held by such person or Group, constitutes more than 50% of the total fair market value or total voting power of all interests, of the Company; or

1.2.2	any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) ownership interests in the Company representing 30% or more of the total voting power of all such interests in the Company; or

1.2.3	a majority of the members of the governing body of the Company is replaced during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the governing body of the Company prior to the date of appointment or election; or

1.2.4	any one person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The provisions of this Plan relating to a Change in Control shall be interpreted and administered in a manner consistent with Code section 409A and the regulations and additional guidance thereunder.

1.3	“Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4	“Committee” shall mean the Benefit Plans Administrative Committee designated by the Board of Directors of the Company.

1.5	“Company” shall mean NuStar GP, LLC or any successor by merger, purchase or otherwise.

1.6	“Considered Compensation” shall mean “Considered Compensation” as such term is defined in the Pension Plan or the VEC Pension Plan, as the case may be, but determined without regard to the Compensation Limit.

1.7	“Compensation Limit” shall mean the maximum annual compensation allowed to be taken into account by the Pension Plan for any Plan Year pursuant to the provisions of §401(a)(17) of the Code or any successor provision thereto.

1.8	“Credited Service” shall mean the sum of the Credited Service earned by a Participant under the Pension Plan and the VEC Pension Plan, except that Credited Service shall not include any period for which a Participant has received a payment, or is receiving payments, under this Plan, the SERP, the VEC Excess Pension Plan or the VEC SERP.

1.9	“Eligible Former VEC Employees” shall mean an individual who: (a) became an Employee hereunder on or before December 31, 2008; (b) becomes a Participant hereunder; (c) was employed by VEC, or an affiliate of VEC, at any time from and after July 1, 2005; and (d) participated in the VEC Pension Plan.

1.10	“Employee” shall mean any individual who is characterized in the internal payroll records of the Company as an employee.

1.11	“Equivalent Actuarial Value” shall mean equality in value of the aggregate amounts expected to be received under different forms of payment based on the same mortality and interest rate assumptions. For this purpose, the mortality and interest rate assumptions used in computing benefits under the Pension Plan will be used.

1.12	“Excess Pension Plan” or “Plan” shall mean the NuStar Excess Pension Plan, as set forth herein, and as amended from time to time.

1.13	“Final Average Salary” shall have the meaning given to such term in the Pension Plan and the VEC Pension Plan, respectively, but determined without regard to the Compensation Limit, and including any amounts that would otherwise be excluded from such calculation because of being contributed to a Plan of Deferred Compensation.

1.14	“Participant” means an Employee who is a participant in this Excess Pension Plan.

1.15	“Pension Plan” shall mean the NuStar Pension Plan, as amended from time to time.

1.16	“Plan of Deferred Compensation” shall mean any non-qualified deferred compensation plan or arrangement, any Code section 125 cafeteria plan, or any Code section 401(k) cash or deferred arrangement maintained by the Company.

1.17	“SERP” shall mean the NuStar Supplemental Executive Retirement Plan, as amended from time to time, and any successor plan.

1.18	“Separation from Service” shall mean a separation from service as defined in Code section 409A and the regulations and rulings issued thereunder.

1.19	“Surviving Spouse” shall mean the spouse of a Participant who is eligible to receive a surviving spouse benefit under the Pension Plan or the VEC Pension Plan, as the case may be.

1.20	“Trust” shall mean the trust, if any, established by the Company to fund its obligations hereunder.

1.21	“VEC” or “Valero” shall mean Valero Energy Corporation, and any successor entity.

1.22	“VEC Excess Pension Plan” shall mean the Valero Energy Corporation Excess Pension Plan, as amended from time to time, and any successor plan.

1.23	“VEC Pension Plan” shall mean the Valero Energy Corporation Pension Plan, as amended from time to time, and any successor plan.

1.24	“VEC SERP” shall mean the Valero Energy Corporation Supplemental Executive Retirement Plan, as amended from time to time, and any successor plan.

SECTION 2. PARTICIPATION - §415(b) BENEFIT PLAN COMPONENT.

2.1	Conditions of Eligibility and Participation.

(a)	Except as otherwise provided herein, each Employee whose benefit under the Pension Plan or the VEC Pension Plan would exceed the annual addition limitations of Code section 415(b) but for the limitations provided in the Pension Plan or VEC Pension Plan, as the case may be, shall become a Participant in the §415(b) benefit plan component of the Plan on the later of the date such excess benefit is accrued or the effective date of the Plan.

(b)	Notwithstanding paragraph 2.1(a) above, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §415(b) benefit plan component of the Plan, except to the extent such collective bargaining agreement expressly provides for participation in this Plan.

(c)	Additionally, any Employee who is a participant in the SERP or any other plan designed to provide a similar benefit with respect to Code section 415(b), shall not be eligible to participate in the §415(b) benefit plan component of the Excess Pension Plan.

2.2	Forfeiture.

Notwithstanding anything herein to the contrary, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder is discharged for cause or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company (all as determined by the Committee in its sole discretion), payments thereafter payable hereunder to such Participant or such Participant’s Surviving Spouse will, at the discretion of the Committee, be forfeited, and the Company will have no further obligation hereunder to such Participant or to such Participant’s Surviving Spouse. The determination of the nature of a Participant’s discharge shall, for purposes of this Plan, be made by the Committee in its sole and absolute discretion, and such determination shall be final and binding upon all parties.

Additionally, if a Participant becomes eligible for a benefit under the SERP, such Participant shall forfeit any right to receive a benefit under this Excess Pension Plan. Under no circumstances will an individual be eligible for a benefit under both the SERP and this Excess Pension Plan.

SECTION 3. PARTICIPATION - §401(a)(17) BENEFIT PLAN COMPONENT.

3.1	Conditions of Eligibility and Participation.

(a)	Except as otherwise provided herein, each Employee who is actively participating in the Pension Plan and whose Considered Compensation exceeds the Compensation Limit, shall become a Participant in the § 401(a)(17) benefit plan component of the Plan as of the first date of such excess Considered Compensation.

(b)	Notwithstanding any other provision of this Plan, any Employee who is covered under a collective bargaining agreement and whose benefits are the subject of good faith bargaining shall not be eligible to participate in the §401(a)(17) benefit plan component of the Plan, except to the extent such collective bargaining agreement expressly provides for participation in this Plan.

(c)	Additionally, any Employee who is a Participant in the SERP or any other plan designed to provide a similar benefit with respect to earnings in excess of the Compensation Limit, shall not be eligible to participate in the §401(a)(17) benefit plan component of the Plan.

3.2	Forfeiture.

Notwithstanding anything herein to the contrary, if a Participant who is receiving, or may be entitled to receive, a benefit hereunder is discharged for cause or performs acts of willful malfeasance or gross negligence in a matter of material importance to the Company (all as determined by the Committee in its sole discretion), payments thereafter payable hereunder to such Participant or such Participant’s Surviving Spouse will, at the discretion of the Committee, be forfeited, and the Company will have no further obligation hereunder to such Participant or to such Participant’s Surviving Spouse. The determination of the nature of a Participant’s discharge shall, for purposes of this Plan, be made by the Committee in its sole and absolute discretion, and such determination shall be final and binding upon all parties.

Additionally, if a Participant becomes eligible for a benefit under the SERP, such Participant shall forfeit any right to receive a benefit under this Excess Pension Plan. Under no circumstances will an individual be eligible for a benefit under both the SERP and this Excess Pension Plan.

SECTION 4. VESTING; AMOUNT OF BENEFIT.

4.1	Vesting.

Except as otherwise provided herein, a Participant’s Excess Pension Plan benefit shall vest pursuant to the following vesting schedule:

Participant’s Years of Credited Service	Vested Percentage

Less than 5	0%
5 or more	100%

4.2	Benefit Formula.

Subject to the provisions of Sections 4.3, 4.4 and 4.5, the amount of the benefit payable under the Excess Pension Plan shall be equal to “Amount 1” less “Amount 2” as identified below.

Amount 1 and Amount 2 are as follows:

Amount 1 — is equal to 1.6 percent of the Participant’s Final Average Salary multiplied by his number of years of Credited Service.

Amount 2 — is equal to his/her Pension Plan benefit and (for Eligible Former VEC Employees whose benefit liabilities under the VEC Excess Pension Plan were assumed under this Plan in connection with the spin-off from the VEC Excess Pension Plan to this Plan) his/her VEC Pension Plan benefit.

The Excess Pension Plan benefits payable hereunder shall be calculated as the Participant’s Accrued Benefit payable at his/her Normal Retirement Date, determined as if the Participant commenced payment of the Participant’s Pension Plan benefit and, if applicable, VEC Pension Plan benefit at the same time as benefits are payable hereunder (even if the Participant had previously commenced his/her Pension Plan benefit and/or VEC Pension Plan benefit, or receives his/her Pension Plan benefit and/or VEC Pension Plan benefit at a later date), and shall not be recalculated or re-determined at such time as the Participant actually commences payment of his Pension Plan benefit and/or VEC Pension Plan benefit.

4.3	Actuarial Adjustments.

The benefit payable under the Excess Pension Plan, as determined in this Section 4, shall be reduced by the Equivalent Actuarial Value increase in the amount of the Pension Plan benefit and/or the VEC Pension Plan benefit as the result of increases in the amount of maximum benefits payable from qualified plans in accordance with Code Section 415 as and to the extent permitted under Code Section 409A and the regulations and other guidance issued thereunder.

4.4	Early Retirement.

If a Participant’s Excess Pension Plan benefit is payable prior to his/her Normal Retirement Date, the benefit payable to such Participant shall be subject to adjustment in accordance with the early retirement adjustment factors set forth in the Pension Plan.

4.5	Modifications.

The Committee shall have the right to modify the calculation of Amount 1, identified in Section 4.2, as to any Participant as it may desire from time to time; provided, however, that any such modification shall not result in a reduction of Amount 1 below the basic level provided in Section 4.2, and shall not affect the timing of the payment, or the form, of benefits hereunder.

SECTION 5. PROVISIONS REGARDING PAYMENT OF BENEFITS.

5.1	Form and Time of Payment.

Except as otherwise expressly set forth herein, effective as of January 1, 2008, a Participant’s vested Excess Pension Plan benefit shall be paid to the Participant in a single lump sum payment (i.e., the single sum payment of the monthly life annuity payable at Normal Retirement Date) as soon as administratively practical following the Participant’s Separation from Service and, in any event, within 90 days thereafter. Such lump sum amount shall be calculated as of the Participant’s Separation from Service by the actuary of the Pension Plan applying actuarial factors used under the Pension Plan. Additionally, in the event that a Participant incurred a Separation from Service prior to January 1, 2008, and: (a) had not commenced the receipt of benefit payments hereunder, or had commenced the receipt of benefit payments hereunder in a form other than a lump sum payment, such Participant’s benefits (or remaining benefits as the case may be) hereunder shall be paid to the Participant in a lump sum payment (i.e., the single sum payment of the monthly life annuity payable at Normal Retirement Date) on, or as soon as reasonably practical after, January 31, 2008, and in any event within ninety (90) days after such date.

5.2	Delay of Certain Payments.

With respect to any Participant who is a “specified employee”, as defined in Code Section 409A and the regulations and rulings issued thereunder, any benefit that becomes payable by reason of such Participant’s Separation from Service shall not commence prior to the date that is six (6) months following such Participant’s Separation from Service, or if earlier, the date of the Participant’s death (except to the extent that the payment of such benefit is not subject to Code Section 409A, or is subject to an exception to such delay in payment). Such delayed payment shall be made in a single lump sum payment (i.e., the single sum payment of the monthly life annuity payable at Normal Retirement Date) as soon as reasonably practical following the expiration of such 6-month delay period (and, in any event, within 90 days of such expiration date), and shall be calculated as of the Participant’s Separation from Service by the actuary for the Pension Plan applying actuarial factors used under the Pension Plan. The provisions of this Section 5.2 shall not apply: (a) with respect to any benefit that becomes payable as the result of a reason other than the Participant’s Separation from Service; or (b) if, at the time of such Participant’s Separation from Service, no equity of the Company is publicly traded on an established securities market or otherwise.

5.3	Application of Code Section 409A Transaction Relief Provisions.

Notwithstanding any other provision of this Plan, between January 1, 2005 and December 31, 2008, the Plan was administered in compliance with applicable transition relief provided by the U.S. Treasury Department and/or the Internal Revenue Service under applicable guidance, including Notice 2005-1, the Temporary Regulations issued under Code Section 409A, Notice 2007-78, and Notice 2007-86.

SECTION 6. DEATH BENEFIT.

6.1	Death Benefit.

In the event that a Participant with a vested, accrued benefit hereunder dies while in the employ of the Company and prior to the payment of his/her benefit, the Surviving Spouse of such Participant, or (if the Participant is not married at the time of his/her death) the Beneficiary designated by the Participant under the Pension Plan, shall be entitled to receive a death benefit hereunder. The amount of such death benefit shall equal: (a) the preretirement death benefit as calculated under the Pension Plan without regard to the annual addition limitations of Code section 415 or the Compensation Limit, less (b) the preretirement death benefit payable under the Pension Plan. Such death benefit shall be paid in the form of a single lump sum payment (i.e., the single lump sum payment of the monthly life annuity payable at Normal Retirement Date) as soon as administratively practical following the Participant’s death, and, in any event within 90 days thereafter. The payment shall be calculated by the actuary of the Pension Plan applying actuarial assumptions used under the Pension Plan.

SECTION 7. CHANGE IN CONTROL.

7.1	Effect of Change in Control.

Upon a Change in Control, the benefits of all Participants hereunder shall immediately become fully vested. Additionally, the Committee may, within the period beginning thirty (30) days prior to the effective date of the Change in Control, and ending twelve (12) months after the effective date of the Change in Control, make an irrevocable decision to terminate the Plan (and all deferred compensation plans maintained by the Company which must be aggregated with the Plan under Code section 409A) and distribute all benefits to Participants. In the event of such termination following a Change in Control, the accrued benefits of each Participant (determined as of the date of Plan termination and calculated in the manner provided for in this Plan) shall be distributed in the form of a lump sum payment within twelve (12) months following the termination of this Plan. In the absence of such Plan termination, a Change in Control shall not alter the time and manner of the payment of benefits hereunder, and all benefits shall be paid at the time and in the manner as they would otherwise be paid in accordance with the provisions of this Plan.

SECTION 8. ADMINISTRATION.

8.1	Committee.

The Committee shall administer the Excess Pension Plan. The Committee shall have the full authority and discretion to interpret, and to determine all questions arising in the administration, interpretation and application of the Excess Pension Plan. Any such determination by the Committee shall be conclusive and binding on all persons, and shall not be subject to a de novo review. The Committee may delegate any administrative authority or responsibility to a subcommittee or to representatives of the Company.

8.2	Claims.

A Participant, Beneficiary and any other person who believes he is entitled to any benefit or right provided under the Plan shall have the right to file a written claim with the Committee in the same manner and governed by the same provisions as provided in the claims review provisions of the Pension Plan.

8.3	Binding Arbitration.

Notwithstanding any other provision of this Plan, any claims relating to or arising out of this Plan which are not resolved under the claims review procedure described in Section 8.2, shall be submitted to, and settled by, mandatory and final arbitration in accordance with the Company’s dispute resolution program.

SECTION 9. AMENDMENT AND TERMINATION.

9.1	Amendment and Termination.

The Company reserves the right, in its sole discretion, to terminate, suspend or amend the Plan, at any time or from time to time, in whole or in part for whatever reasons it may deem appropriate. However, no such termination, suspension or amendment shall result in the acceleration of any benefit payment hereunder, nor shall any such termination, suspension or amendment alter, impair or void any Participant’s (or Beneficiary’s) right with respect to a benefit accrued under the Plan as of the date of such termination, suspension or amendment, except such benefits as are voluntarily forfeited by a Participant or Beneficiary. In the event of termination of the Plan, all benefits accrued hereunder as of the date of such termination shall become fully vested and non-forfeitable.

SECTION 10. MISCELLANEOUS.

10.1	No Employment Rights.

Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company or as a limitation of the right of the Company to discharge any Employee, with or without cause.

10.2	Assignment.

To the maximum extent permitted by law, no benefit under this Plan shall be assignable or in any manner subject to alienation, sale, transfer, hypothecation, claims of creditors, pledge, attachment or encumbrances of any kind. This provision shall not, however, effect the right of the Committee, upon its determination that a judgment, decree or order relating to child support, alimony payments or marital property rights of the spouse, former spouse, child or other dependent of a Participant is a “Qualified Domestic Relations Order” within the meaning of Code §414(p), to distribute or establish a separate subaccount of all or any portion of a Participant’s benefits under the Plan to or for the benefit of the beneficiary of the Qualified Domestic Relations Order in a manner permitted under the Plan.

10.3	Withholding Taxes.

The Company shall have the right to deduct from all payments made under this Plan any federal, state or local taxes required by law to be withheld with respect to such payments. However, any and all taxes payable with respect to any distribution or benefit hereunder shall be the sole responsibility of the Participant, not of the Company or any Company, whether or not the Company or any Company shall have withheld or collected from the Participant any sums required to be so withheld or collected in respect thereof and whether or not any sums so withheld or collected shall be sufficient to provide for any such taxes. Without limitation of the foregoing, and except as may otherwise be provided in any separate employment, severance or other agreement between the Participant and any Company, the individual Participant or Surviving Spouse, as the case may be, shall be solely responsible for payment of any excise, income or other tax imposed (i) upon any payment hereunder which may be deemed to constitute an “excess parachute payment” pursuant to Section 4999 of the Code, (ii) based upon a theory that any additional or excise tax is required under Code Section 409A, or (iii) based upon any theory of “constructive receipt” of any lump-sum or other amount hereunder.

10.4	Rules and Regulations.

In addition to the authority and discretion provided to the Committee elsewhere herein, the Committee may, from time to time, adopt rules and regulations to assist in the administration of the Plan.

10.5	Administration and Interpretation Consistent with Code Section 409A.

The Plan, as amended and restated, is intended to satisfy the requirements of Code section 409A and the rules and regulations issued thereunder, and shall be construed and interpreted consistent with such intent.

10.6	Law Applicable.

The Plan is established under and will be construed in accordance with and governed by the laws of the State of Texas.

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IN WITNESS WHEREOF, the Company has executed this Plan on this 19th day of December, 2008, to be effective as of the 1st day of January, 2008.

NUSTAR GP, LLC

By	/s/ Steven A. Blank